Exhibit 18.1

December 20, 2007

BWAY Holding Company

8607 Roberts Drive

Suite 250

Atlanta, Georgia 30350

Dear Sirs:

We have audited the consolidated financial statements of BWAY Holding Company as of September 30, 2007 and October 1, 2006, and for each of the three years in the period ended September 30, 2007, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated December 20, 2007, which expresses an unqualified opinion and includes an explanatory paragraph concerning the change in accounting principle for substantially all inventories and the adoption of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. Note 3 to such consolidated financial statements contains a description of your adoption during the year ended September 30, 2007 of the change in the method of accounting from the lower of cost or market using the last-in, first-out method to the lower of cost or market using the first-in, first-out method for substantially all inventories. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/s/ Deloitte & Touche LLP

Atlanta, Georgia